Exhibit 99.1

for immediate release

inTEST Consistent Strong Execution Validated by
Revenue Growth of 32.5% Year-over-year in First Quarter 2023

●	Achieved revenue of $31.9 million, up 32.5% versus the first quarter of 2022, and at upper end of guidance range

●	Strong gross margin of 47.2% reflects favorable mix and impact of pricing actions taken last year

●	Delivered net income of $2.8 million and earnings per diluted share of $0.25; adjusted earnings per diluted share (Non-GAAP)(1) was $0.29

●	Adjusted EBITDA (Non-GAAP) (1) was $4.8 million and adjusted EBITDA margin (Non-GAAP) (1) was 15.1%

●	Continued robust demand drove orders of $30.8 million in the quarter driven by Semi and Industrial markets; backlog of $45.7 million

●	Continue to expect 2023 revenue in the range of $125 million to $130 million, representing approximately 9% growth year-over-year at mid-point of range

MT. LAUREL, NJ, May 5, 2023 -- inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the first quarter ended March 31, 2023.

Nick Grant, President and CEO, commented, “We delivered another strong quarter as the team continues to execute our 5-Point Strategy to drive growth. Revenue grew 32.5% to $31.9 million driven by strong performance across most markets with particular strength shown in front-end semi for silicon carbide (SiC) crystal growth and epitaxy applications as well as in the defense/aerospace and life sciences markets. Importantly, demand for our technologies remains strong with orders up 23.0% over the prior year. We believe this is validation of our efforts to expand our geographic reach, build our customer base, innovate to drive differentiation and create a team that is passionate about our business. We continue to introduce new products, add critical talent to our team and drive increased exposure through targeted and disciplined marketing activities.”

Mr. Grant concluded, “Operationally, we had stronger than expected gross margin of 47.2% that reflected both the impact of volume, favorable mix and the benefits of ongoing pricing actions. Higher than anticipated operating expenses were primarily the result of increased selling commissions on higher, more profitable revenue as well as the impact of non-cash incentive stock compensation expense. We believe we continue to unleash the potential of inTEST to be the supplier of choice for innovative test and process technology solutions. We are driving organic growth and actively pursuing acquisition opportunities to build our technology base, deepen market penetration and broaden our market reach.”

(1) Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

First Quarter 2023 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in000s)			Change			Change
	3/31/2023	3/31/2022	$	%	12/31/2022	$	%
Revenue	$31,919	$24,081	$7,838	32.5%	$32,405	$(486)	-1.5%
Gross profit	$15,052	$11,013	$4,039	36.7%	$14,981	$71	0.5%
Gross margin	47.2%	45.7%			46.2%
Operating expenses (incl. intangible amort.)	$11,534	$10,211	$1,323	13.0%	$10,949	$585	5.3%
Operating income	$3,518	$802	$2,716	338.7%	$4,032	$(514)	-12.7%
Operating margin	11.0%	3.3%			12.4%
Net earnings	$2,817	$577	$2,240	388.2%	$3,244	$(427)	-13.2%
Earnings per diluted share (“EPS”)	$0.25	$0.05	$0.20	400.0%	$0.30	$(0.05)	-16.7%
Adjusted net earnings (Non-GAAP) (1)	$3,269	$1,266	$2,003	158.2%	$3,707	$(438)	-11.8%
Adjusted EPS (Non-GAAP) (1)	$0.29	$0.12	$0.17	141.7%	$0.34	$(0.05)	-14.7%
Adjusted EBITDA (Non-GAAP) (1)	$4,826	$2,134	$2,692	126.1%	$5,256	$(430)	-8.2%
Adjusted EBITDA margin (Non-GAAP) (1)	15.1%	8.9%			16.2%

(1) Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Compared with the prior-year period, revenue grew $7.8 million. Revenue growth was all organic as acquisitions have been with the Company for over one year. Growth was the result of strong demand across semi, defense/aerospace, life sciences, security and other markets. Increased demand for induction heating technology solutions for silicon carbide (SiC) crystal growth and epitaxy applications, as well as docking hardware and tester interfaces for the mixed-signal and analog production test markets drove sales to the semi market up 32.1% versus the prior-year period to $17.7 million. The automotive/EV market was down 5.8% compared with the first quarter of 2022 primarily due to the variability in the timing of orders and customer delivery schedules.

Compared with the fourth quarter of 2022, revenue modestly declined $0.5 million, or 1.5%, but was at the upper end of the Company’s guidance range. Increased sales to the defense/aerospace, industrial and life sciences markets helped to offset declines in shipments to semi, other and automotive/EV markets.

Gross margin increased 150 basis points year-over-year on higher volume, beneficial product mix and improved pricing. Sequentially, the 100-basis point expansion was mostly the result of product mix and improved pricing.

Operating income grew year-over-year to $3.5 million, or 11.0% of revenue, representing operating leverage on higher volume. Sequentially, operating margin contracted due to lower volume and higher operating expenses including increased selling commissions and stock-based incentive compensation expense.

Net earnings for the first quarter were $2.8 million, or $0.25 per diluted share. Adjusted net earnings (Non-GAAP)(1) were $3.3 million, or $0.29 adjusted EPS (Non-GAAP)(1). Adjusted EBITDA (Non-GAAP)(1) was $4.8 million, representing a 15.1% adjusted EBITDA margin (Non-GAAP)(1).

Balance Sheet and Cash Flow Review

Cash and cash equivalents (including restricted cash) at the end of the first quarter of 2023 were $15.9 million, an increase of approximately $1.4 million from December 31, 2022. During the quarter, the Company generated $2.5 million in cash from operations, up sequentially from $2.3 million in the prior quarter. Cash used in operations for the prior-year period was $2.8 million. The Company continues to reduce its long-term debt by $1 million per quarter. At quarter end, total debt was $15.1 million.

Capital expenditures were $0.3 million in the first quarter of 2023, similar to the prior-year period.

At March 31, 2023, the Company had $30 million available under its delayed draw term loan facility and no borrowings under the $10 million revolving credit facility.

First Quarter 2023 Orders and Backlog (see orders by market in accompanying tables)

	Three Months Ended
			Change			Change
	3/31/2023	3/31/2022	$	%	12/31/2022	$	%
Orders	$30,824	$25,063	$5,761	23.0%	$31,315	$(491)	-1.6%
Backlog (at quarter end)	$45,705	$35,034	$10,671	30.5%	$46,800	$(1,095)	-2.3%

First quarter orders of $30.8 million grew 23% over the prior-year period reflecting increases across most end markets. Automotive/EV declined $0.6 due to the timing of orders received. Demand in that market, however, remains strong.

Sequentially, orders declined 1.6%. Growth in demand in both front-end and back-end semi, automotive/EV and industrial helped to offset sequential declines in security, defense/aerospace, life sciences and other markets.

Backlog at March 31, 2023, was $45.7 million, a 30.5% increase over the prior year although down slightly compared with December 31, 2022, mostly on variability in timing of orders and shipments. Approximately 45% of the backlog is expected to ship beyond the second quarter of 2023.

Second Quarter and Full Year 2023 Outlook

Revenue for the second quarter of 2023 is expected to be in the range of $31 million to $33 million with gross margin of approximately 46%.

Second quarter 2023 operating expenses, including amortization, are expected to run at approximately $11.4 million to $11.7 million, reflecting annual merit increases. Intangible asset amortization is expected to be approximately $540,000 pre-tax, or approximately $450,000 after tax. Interest expense is expected to be approximately $190,000 for the quarter and the effective tax rate is expected to be approximately 16% to 17% for the year.

Second quarter 2023 EPS is expected to be in the range of $0.21 to $0.26, while adjusted EPS (Non-GAAP) (1) is expected to be in the range of $0.25 to $0.30.

For the full year of 2023, including first quarter results, the Company has held revenue expectations while modestly revising gross margin and operating expense expectations.

(as of May 5, 2023)	Current Guidance	Previous Guidance
Revenue	$125 million to $130 million	$125 million to $130 million
Gross margin	~46% to ~47%	~45% to ~46%
Operating expenses	$45 million to $47 million	$44 million to $46 million
Intangible asset amort expense	~$2.1 million	~$2.1 million
Intangible asset amort exp. after tax	~1.7 million	~1.7 million
Effective tax rate	16% to 17%	16% to 17%
Capital expenditures	1% to 2% of sales	1% to 2% of sales

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below. Further information about non-GAAP measures can be found under “Non-GAAP Financial Measures” and the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Conference Call and Webcast

The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at https://www.intest.com/investor-relations.

A telephonic replay will be available from 11:30 a.m. ET on the day of the call through Friday, May 12, 2023. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13737864. The webcast replay can be accessed via the investor relations section at www.intest.com, where a transcript will also be posted once available.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures and Forward-Looking Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin.

Definition of Non-GAAP Measures

The Company defines these non-GAAP measures as follows:

●	Adjusted net earnings is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings.
●	Adjusted earnings per diluted share (adjusted EPS) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.
●	Adjusted EBITDA is derived by adding acquired intangible amortization, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.
●	Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.

These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as management believes this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.

Management’s Use of Non-GAAP Measures

The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.

Limitations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin

Each of our non-GAAP measures have limitations as analytical tools. They should not be viewed in isolation or as a substitute for U.S. GAAP measures of earnings or cash flows. Limitations may include the cash portion of interest expense, income tax (benefit) provision, charges related to intangible asset amortization and stock-based compensation expense. These items could significantly affect our financial results.

Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not alternatives to net earnings, earnings per diluted share or margin as calculated and presented in accordance with U.S. GAAP. As such, they should not be considered or relied upon as substitutes or alternatives for any such U.S. GAAP financial measure. We strongly urge you to review the reconciliations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin along with our financial statements included elsewhere in this press release. We also strongly urge you not to rely on any single financial measure to evaluate our business. In addition, because adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance under U.S. GAAP and are susceptible to varying calculations, the adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “continue,” “believe,” “could,” “expects,” “may,” “will,” “should,” “plan,” “potential,” “forecasts,” “outlook,” “anticipates,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, achieve high single-digit growth in 2023, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer and Treasurer	dpawlowski@keiadvisors.com
Tel: (856) 505-8999	Tel: (716) 843-3908

– FINANCIAL TABLES FOLLOW –

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2023	2022

Revenue	$31,919	$24,081
Cost of revenue	16,867	13,068
Gross profit	15,052	11,013

Operating expenses:
Selling expense	4,455	3,456
Engineering and product development expense	1,904	1,924
General and administrative expense	5,175	4,831
Total operating expenses	11,534	10,211

Operating income	3,518	802
Interest expense	(182)	(137)
Other income (expense)	58	(10)

Earnings before income tax expense	3,394	655
Income tax expense	577	78

Net earnings	$2,817	$577

Earnings per common share – basic	$0.26	$0.05

Weighted average common shares outstanding – basic	10,755,729	10,617,271

Earnings per common share – diluted	$0.25	$0.05

Weighted average common shares and common share equivalents outstanding – diluted	11,088,664	10,842,592

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2023	2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$15,428	$13,434
Restricted cash	516	1,142
Trade accounts receivable, net of allowance for credit losses of $497 and $496, respectively	20,991	21,215
Inventories	24,489	22,565
Prepaid expenses and other current assets	2,445	1,695
Total current assets	63,869	60,051
Property and equipment:
Machinery and equipment	6,742	6,625
Leasehold improvements	3,424	3,242
Gross property and equipment	10,166	9,867
Less: accumulated depreciation	(6,959)	(6,735)
Net property and equipment	3,207	3,132
Right-of-use assets, net	5,506	5,770
Goodwill	21,636	21,605
Intangible assets, net	18,046	18,559
Deferred tax assets	684	280
Restricted certificates of deposit	100	100
Other assets	468	569
Total assets	$113,516	$110,066

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note	$4,100	$4,100
Current portion of operating lease liabilities	1,714	1,645
Accounts payable	7,801	7,394
Accrued wages and benefits	3,257	3,907
Accrued professional fees	743	884
Customer deposits and deferred revenue	5,448	4,498
Accrued sales commissions	1,249	1,468
Domestic and foreign income taxes payable	2,273	1,409
Other current liabilities	1,611	1,564
Total current liabilities	28,196	26,869
Operating lease liabilities, net of current portion	4,338	4,705
Term Note, net of current portion	11,017	12,042
Contingent consideration	1,042	1,039
Other liabilities	425	455
Total liabilities commitments and contingencies	45,018	45,110
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 11,168,080 and 11,063,271 shares issued, respectively	112	111
Additional paid-in capital	32,673	31,987
Retained earnings	35,671	32,854
Accumulated other comprehensive earnings	289	218
Treasury stock, at cost; 36,329 and 34,308 shares, respectively	(247)	(214)
Total stockholders' equity	68,498	64,956
Total liabilities and stockholders' equity	$113,516	$110,066

inTEST CORPORATION
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$2,817	$577
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	1,176	1,279
Provision for excess and obsolete inventory	135	123
Foreign exchange (gain) loss	(18)	40
Amortization of deferred compensation related to stock-based awards	474	372
Discount on shares sold under Employee Stock Purchase Plan	8	8
Proceeds from sale of demonstration equipment, net of gain	6	19
Deferred income tax benefit	(404)	(438)
Changes in assets and liabilities:
Trade accounts receivable	291	(832)
Inventories	(2,038)	(2,177)
Prepaid expenses and other current assets	(740)	(374)
Other assets	2	(8)
Operating lease liabilities	(423)	(346)
Accounts payable	403	1,592
Accrued wages and benefits	(654)	(1,179)
Accrued professional fees	(142)	(520)
Customer deposits and deferred revenue	921	(608)
Accrued sales commissions	(221)	(20)
Domestic and foreign income taxes payable	864	(395)
Other current liabilities	43	40
Other liabilities	(16)	60
Net cash provided by (used in) operating activities	2,484	(2,787)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(334)	(335)
Net cash used in investing activities	(334)	(335)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of Term Note	(1,025)	(883)
Proceeds from shares sold under Employee Stock Purchase Plan	40	48
Proceeds from stock options exercised	165	-
Acquisition of treasury stock – shares surrendered by employees to satisfy tax liability	(33)	-
Net cash used in financing activities	(853)	(835)

Effects of exchange rates on cash	71	(27)

Net cash provided by (used in) all activities	1,368	(3,984)
Cash, cash equivalents and restricted cash at beginning of period	14,576	21,195
Cash, cash equivalents and restricted cash at end of period	$15,944	$17,211

Cash payments for:
Domestic and foreign income taxes	$118	$966

inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

	Three Months Ended
					Change				Change
	3/31/2023		3/31/2022		$	%	12/31/2022		$	%
Revenue
Semi	$17,683	55.4%	$13,390	55.6%	$4,293	32.1%	$19,453	60.0%	$(1,770)	-9.1%
Industrial	3,137	9.8%	2,799	11.6%	338	12.1%	2,179	6.7%	958	44.0%
Auto/EV	2,597	8.1%	2,756	11.5%	(159)	-5.8%	2,805	8.7%	(208)	-7.4%
Life Sciences	1,513	4.8%	699	2.9%	814	116.5%	1,006	3.1%	507	50.4%
Defense/Aerospace	2,839	8.9%	1,493	6.2%	1,346	90.2%	2,176	6.7%	663	30.5%
Security	966	3.0%	574	2.4%	392	68.3%	1,002	3.1%	(36)	-3.6%
Other	3,184	10.0%	2,370	9.8%	814	34.3%	3,784	11.7%	(600)	-15.9%
	$31,919	100.0%	$24,081	100.0%	$7,838	32.5%	$32,405	100.0%	$(486)	-1.5%

inTEST CORPORATION

Orders by Market

(In thousands)

(Unaudited)

	Three Months Ended
					Change				Change
	3/31/2023		3/31/2022		$	%	12/31/2022		$	%
Orders
Semi	$18,346	59.5%	$12,382	49.4%	$5,964	48.2%	$14,775	47.2%	$3,571	24.2%
Industrial	4,142	13.5%	3,222	12.9%	920	28.6%	2,657	8.5%	1,485	55.9%
Auto/EV	2,044	6.6%	2,619	10.4%	(575)	-22.0%	1,660	5.3%	384	23.1%
Life Sciences	1,936	6.3%	1,216	4.9%	720	59.2%	2,027	6.5%	(91)	-4.5%
Defense/Aerospace	1,977	6.4%	1,851	7.4%	126	6.8%	3,364	10.7%	(1,387)	-41.2%
Security	212	0.7%	153	0.6%	59	38.6%	2,172	6.9%	(1,960)	-90.2%
Other	2,167	7.0%	3,620	14.4%	(1,453)	-40.1%	4,660	14.9%	(2,493)	-53.5%
	$30,824	100.0%	$25,063	100.0%	$5,761	23.0%	$31,315	100.0%	$(491)	-1.6%

inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenue:
Electronic Test	$10,371	$8,778
Environmental Technologies	8,042	6,993
Process Technologies	13,506	8,310
Total revenue	$31,919	$24,081

Division operating income:
Electronic Test	$2,578	$1,887
Environmental Technologies	1,013	802
Process Technologies	2,676	730
Total division operating income	6,267	3,419

Corporate expenses	(2,205)	(1,835)
Acquired intangible amortization	(544)	(782)
Interest expense	(182)	(137)
Other income (expense)	58	(10)
Earnings before income tax expense	$3,394	$655

inTEST CORPORATION

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and Earnings Per Share – Diluted to Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Three Months Ended
	3/31/2023	3/31/2022	12/31/2022

Net earnings	$2,817	$577	$3,244
Acquired intangible amortization	544	782	552
Tax adjustments	(92)	(93)	(89)
Adjusted net earnings (Non-GAAP)	$3,269	$1,266	$3,707

Diluted weighted average shares outstanding	11,089	10,843	10,928
Earnings per share – diluted:
Net earnings	$0.25	$0.05	$0.30
Acquired intangible amortization	0.05	0.08	0.05
Tax adjustments	(0.01)	(0.01)	(0.01)
Adjusted earnings per share – diluted (Non-GAAP)	$0.29	$0.12	$0.34

Reconciliation of Net Earnings to Adjusted EBITDA (Non-GAAP) and Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	3/31/2023	3/31/2022	12/31/2022

Net earnings	$2,817	$577	$3,244
Acquired intangible amortization	544	782	552
Net interest expense(1)	169	137	164
Income tax expense	577	78	637
Depreciation	245	188	245
Non-cash stock-based compensation	474	372	414
Adjusted EBITDA (Non-GAAP)	$4,826	$2,134	$5,256
Revenue	31,919	24,081	32,405
Adjusted EBITDA margin (Non-GAAP)	15.1%	8.9%	16.2%

(1)	Net interest expense is interest expense, net of any interest income earned during the period.

Reconciliation of Second Quarter 2023 Estimated Earnings Per Share – Diluted to Estimated Adjusted Earnings Per Share – Diluted (Non-GAAP):

	Low	High

Estimated earnings per share – diluted	$0.21	$0.26
Estimated acquired intangible amortization	0.05	0.05
Estimated tax adjustments	(0.01)	(0.01)
Estimated adjusted earnings per share – diluted (Non-GAAP)	$0.25	$0.30

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